EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-138515, Form S-8 Nos. 333-138518, 333-90118, 333-89263 and 333-151068) of Martha Stewart Living Omnimedia, Inc. of our reports dated March 16, 2009, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc. and the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young
New York, New York
March 16, 2009